Exhibit 99.3

OPERATOR

Good Morning. Welcome to the Kellogg Company conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press * and the number 1 on your telephone keypad [instructions]. Please limit yourself to one question during the Q&A session. Thank you. At this time, I will turn the call over to Simon Burton, Vice President of Investor Relations for Kellogg Company. Mr. Burton, you may begin your conference call.

Thank you                            .

Good morning and thank you for joining us today for a review of our recently announced acquisition of the Pringles business from Procter & Gamble. I am joined by John Bryant, our president and CEO and Ron Dissinger, our chief financial officer.

The press release and slides that accompany our remarks this morning are posted on our web site at www.Kelloggcompany.com. As you are aware, certain statements today, such as projections for Kellogg Company’s future performance including earnings per share, net sales, margin, operating profit, interest expense, tax rate, cash flow, brand building, up-front costs, investments, and inflation are forward-looking statements. Actual results could be materially different from those projected. For further information concerning factors that could cause these results to differ, please refer to the second slide of this presentation as well as to our public SEC filings.

As a reminder, a replay of today’s conference call will be available by phone through Monday, February 20th. The call will also be available via webcast which will be archived for at least 90 days on our website.

And now I’ll turn it over to John.

Thank you Simon and thank you everyone for joining us on short notice to discuss this morning’s news.

We’re pleased to announce the acquisition of the Pringles business from Procter and Gamble. We believe this is a great transaction that gives us long-term visibility and increased confidence. As you know, Pringles is a global brand with almost $1.5 billion in sales and we’re excited about the opportunities and potential it brings to Kellogg Company. Pringles has businesses across the globe and we think it will be a great addition and a strong new platform upon which we can grow.

I’d also like to welcome the approximately 1,700 employees of Pringles to the Kellogg family. We’re very excited about this transaction and we know that, together, we can build a great future for Pringles and the Kellogg Company.

If you’ll turn to slide three you’ll see some detail of the transaction itself. The sale price is $2.695 billion in cash, which represents an EBITDA multiple of approximately 9 times after allowing for the tax benefits we expect to realize on the deal and the purchase of working capital. We’re funding this with international cash and approximately $2 billion in debt, at attractive rates.

We believe that Pringles will significantly strengthen our global snacks business. I’ll discuss this in more detail later, but we estimate that the inclusion of Pringles will increase our snacks business in North America by more than $500 million and will almost triple the size of our international snacks business. We already have excellent snacks businesses, but we’re very excited about the opportunities for innovation and expansion that the inclusion of Pringles will bring.

We currently anticipate closing by June 30 and having Pringles included in our results for approximately six months this year.

Slide four details some of the strategic rationale for the transaction.

As I mentioned, we believe the addition of Pringles to our portfolio will provide numerous benefits. It is expected to provide additional scale and be highly incremental to our existing businesses. Pringles provides us access to a new category in distribution channels that we know well. It also provides other potential benefits as it will extend the reach of some of our other brands, not only in the U.S., but in other regions as well.

In fact, Pringles are already sold in 140 countries and offer the potential for increased scale in Europe and a good entry point into snacking in Asia and Latin America. So, while Pringles operates in many regions, we will look to expand these businesses over time.

Of course, in North America and internationally, the brand provides a new platform for innovation, a process we know well and one that we take very seriously. We know that innovation, and related brand building, helps drive categories and we’re excited by the possibilities that come from integrating Pringles into our existing businesses.

Finally, as you’ve seen, financially, we believe this is a very attractive deal. It was done at attractive multiples and is immediately accretive before one-time costs and the effect of changes to the share-repurchase program.

Now let’s turn to slide five and some detail on the Pringles business itself. Pringles is a truly iconic, global brand with total retail sales of approximately $2.5 billion. The brand is distributed in 140 countries and, as I said earlier, provides us an excellent platform for innovation, not just in the U.S, but in other regions as well. Sales are broadly distributed globally and by channel, which we think will fit well with our current structure and provide the opportunity for expansion.

The brand is well known and has excellent positioning in-store… and our other main focus, brand building, should also help us drive sales and effectively support future innovation.

The acquisition also brings us a world-class manufacturing network. Pringles are currently manufactured at four sites, one each in the U.S. and Europe, and two in Asia. And in addition, Pringles has a respected supply-chain organization.

As we said, Pringles’ fiscal 2011 sales were approximately $1.5 billion and EBITDA was $243 million. While there was possibly some disruption in recent months we are confident in the long-term potential of the business.

Slide six provides some details regarding the global savory-snacks category. As you can see, growth has been strong in both developed and emerging markets… and these markets are large. In fact, they currently total more $60 billion and Pringles has premium positioning and leading brand awareness in key regions. And this is a competitive position which we believe we can expand over time. Pringles is the fourth largest individual brand globally, and although it has good category sales, there is considerable growth potential.

Importantly, savory snacks such as Pringles are relatively easy to tailor to the tastes of individual regions and the brand has had success with this in the past. Again, though, we think there’s more that can be done in this area and we’re excited by the possibilities.

Slide seven details the fit of Pringles with our existing snacks business unit in North America. We currently have a large snacks business of more than $4 billion of annual sales and we have strong brands in Cheez-It, Special K, Kashi, Keebler, Townhouse, Pop-Tarts and others and we anticipate that Pringles will be an excellent addition.

This business has been growing at a strong mid single-digit growth rate on average over the last few years as the result of excellent innovation, good brand-building support, and strong sales execution… and this is exactly the kind of environment that we think will suit Pringles.

As you can see on slide eight, Pringles’ global presence complements our existing ready-to-eat cereal and snack businesses.

From an international point of view, Pringles almost triples the size of our snacks business and provides us a catalyst to accelerate snacks growth on a global scale.

In Europe, it almost triples the size of our business bringing us scale, capability, and a platform to expand into savory snacking.

In Asia Pacific, Pringles offers us a strong entry into snacking and an important step on our journey to accelerate snacks growth in the region.

And in Latin America, we are excited by the opportunities to increase our scale locally to build the Pringles brand, as well as the potential to increase our idea pipeline to build our savory snacking portfolio in the region.

Slide nine details the way in which Pringles will change the composition of Kellogg Company.

Before this transaction, cereal accounted for 51% of sales and snacks accounted for less than 40 percent. After this deal, our snacks and cereal businesses will be of very similar size.

So, while we have a strong global cereal business, and one that we are as committed to as ever, we will also now have a significant international snacks business, which will provide us an additional platform from which to grow.

I now I’ll turn it over to Ron to discuss the financial aspects of the transaction.

Thanks John. Slide ten provides more detail on the financial highlights of the acquisition.

This is a financially attractive deal that we believe will improve our long-term visibility for sustainable growth. The deal is at attractive multiples, 1.7 times the last 12 months’ sales and approximately 9 times EBITDA including tax benefits and working capital included in the deal.

We’re funding the acquisition with a combination of international cash and debt. It is important to note that we plan to decrease our share-repurchase program while we pay down debt. But we are likely to repurchase shares to the extent of stock option exercises to offset the dilution effect.

As John mentioned, this business was $1.5 billion dollars in sales and over $240 million dollars of EBITDA in fiscal 2011. The business has been in transition, so we may recognize slightly lower contributions to performance as it integrates into Kellogg Company.

We expect total one-time costs to be between $160 million and $180 million dollars over the next three years, and we have targeted an annual run rate of synergies between $50 million and $75 million dollars in 2014.

In 2012, we expect the transaction to be accretive to EPS by 8 to 10 cents per share before transaction costs, one-time costs, and the impact of reducing our share-repurchase program. In 2012, we expect synergies of approximately $10 million dollars and one-time costs of $70 to $90 million dollars. This does include non-cash charges related to purchase accounting.

On a reported basis in 2012, we anticipate the deal will be dilutive to EPS by 11 to 16 cents, including transaction costs, one-time costs, and the reduction to our share-repurchase program.

We expect the deal to be between 22 cents and 25 cents accretive in 2013, excluding the impact of one-time costs and reduced share repurchases.

We expect to maintain a strong investment-grade credit rating and will be committed to reducing debt levels to rebuild our financial flexibility.

Now I’ll turn it back over to John for a quick summary.

Thanks Ron. So, finally, let’s turn to the summary on slide eleven.

We estimate that the new Kellogg Company will generate more than $15 billion in annual sales.

We are the number-one global cereal company. We remain excited by the long-term potential of our cereal business.

We also have the number-two global biscuit business…

And we will now also have the number-two global savory-snack business.

We have a North American frozen food business that’s growing strongly.

And finally, we will serve consumers in more than 180 countries from an even stronger position.

As Ron said, we think this is a great transaction and we remain confident about the future. We have a strong and growing company and we look forward to welcoming the employees of Pringles to the Kellogg family soon… We know that their contributions will better position us for future growth.

As one last note, I would like to point out that we plan to update you further on this transaction next week at the CAGNY conference. And now I’d like to open it up for questions.